EXHIBIT 23.2


                      CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in this Registration Statement on Form S-8, relating to the El Paso Natural Gas Company Omnibus Plan for Management Employees, of our report dated February 28, 1997, on our audits of the consolidated financial statements and financial statement schedule of El Paso Natural Gas Company as of December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, which report is included in its Annual Report on Form 10-K for the year ended December 31, 1996, filed with the Securities and Exchange Commission.




/S/  COOPERS & LYBRAND L.L.P

El Paso, Texas
May 6, 1997